Exhibit 99.1

Conference Call:

Today, October 23, 2003 at 10:00 a.m. EDT

Dial-in numbers:

212/231-6041 or 415/537-1953

Webcast:

www.companyboardroom.com or

www.fulldisclosure.com

Replay information provided below

CONTACT:
William J. Clifford	Joseph N. Jaffoni
Chief Financial Officer	Jaffoni & Collins Incorporated
610/373-2400	212/835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE

PENN NATIONAL GAMING REPORTS RECORD
THIRD QUARTER REVENUE AND NET INCOME

- Diluted Net Income Per Share Rises to $0.34 -

- Diluted Net Income Per Share Without Hollywood Casino – Shreveport Rises to $0.46 -

- Income from Operations Rises 76.5% to $49.6 Million -

- All Penn National Casino Properties Owned For More Than a Year Post EBITDA Gains -

- Raises 2003 Full Year Guidance -

Wyomissing, Penn., (October 23, 2003) -- Penn National Gaming, Inc. (PENN: Nasdaq) today reported record third quarter results for the period ended September 30, 2003.  Penn National’s 2003 third quarter diluted earnings per share without Hollywood Casino – Shreveport were $0.46, exceeding the First Call analyst consensus estimates.

Net revenues for the quarter rose 81.2% to $316.1 million, compared to $174.4 million in the third quarter of 2002.  Net income and diluted per share earnings computed in accordance with generally accepted accounting principles rose to $13.6 million, or $0.34 per diluted share in the third quarter of 2003 from $9.9 million or $0.25 per diluted share in the third quarter of 2002.  Excluding a pre-tax charge of $2.4 million, or $0.04 per share after tax, for loss on fair value of interest rate swaps, adjusted earnings per share for the third quarter of 2002 was $0.29.  Third quarter 2003 EBITDA (earnings before interest, taxes, depreciation and amortization, loss on change in fair value of interest rate swaps and gain/loss on disposal of assets and inclusive of earnings from joint venture), rose 80.3% to $68.7 million, from $38.1 million in the third quarter of 2002.  Income from operations in the third quarter of 2003 rose 76.5% to $49.6 million, from $28.1 million in the third quarter of 2002.  Per share results are based on 40.4 million and 40.2 million diluted weighted average shares outstanding for the 2003 and 2002 periods, respectively, and have been adjusted to reflect the June 2002 two-for-one stock split.

-more-

Penn National Gaming, 10/23/03

Commenting on the results, Peter M. Carlino, Chief Executive Officer of Penn National said, “The third quarter results highlight the benefits of our long-term strategy of expanding our gaming property portfolio, investing in property expansion, strengthening property-level management, and the successful execution of our financing plans to fund current and future growth.  Penn National’s record third quarter operating results, including an 80% EBITDA gain and 77% rise in operating income, reflect many of these factors.

“For the third consecutive quarter we generated ‘same store’ year over year EBITDA gains at each casino property that we have owned for more than a year — namely Charles Town, Casino Rouge, Casino Magic - Bay St. Louis, Boomtown Biloxi, Bullwhackers and our Casino Rama management contract.  I am extremely proud of our property management teams, many of who have been appointed over the last two years, as their focus on customer and employee satisfaction is translating into market share, operating margin, and EBITDA gains.

“Near the beginning of the quarter we expanded slot positions at Charles Town by 26%, contributing to this property’s 34% gain in third quarter EBITDA.  We also had the benefit in the third quarter of all of the Hollywood Casino® properties that were acquired earlier this year and which contributed approximately 37% of our consolidated EBITDA.

“Throughout the third quarter, we implemented our plans to respond to the passage in the second quarter of the increased Illinois gaming taxes.  We are progressing with our plans to mitigate the destructive impact of the new tax on our Aurora property’s EBITDA, although it is clear that the full impact of the new tax will be more damaging next year than in the third quarter.  Still, our goal remains to mitigate at least 50% of the tax impact on the property’s EBITDA in future periods.

“Our casino property gains and contributions again offset an approximate 15% quarterly drop in EBITDA from the Pennsylvania and New Jersey racing operations.  While bills approving slot machines in Pennsylvania have passed the Senate and the House, and the Governor supports slots at tracks, a final agreement on a compromise version of those bills has yet to be reached.  We remain hopeful that the potential for slots at Pennsylvania tracks continues to advance.  We believe such action would not only benefit our operations there, but will also address the State’s meaningful budget deficit and bolster the horse racing and agricultural industries which are among the State’s largest employers.

“Reflecting strong operating trends, during the third quarter we pre-paid approximately $27.0 million of principal on our senior credit facility which follows the $55.5 million second quarter pre-payment.  I am pleased that Penn National’s impressive free cash flow has allowed for this rapid de-leveraging and increased financial flexibility for funding future growth through additional property expansions, acquisitions and new gaming legislation.”

Financial Guidance

The following tables sets forth current guidance targets for the fourth quarter and full year 2003 in two forms.  One presentation includes all the Penn National and Hollywood Casino® properties, while the second presentation excludes Hollywood Casino — Shreveport.  The guidance assumes no material changes in economic conditions, further legislative changes, other extraordinary world events or additional acquisitions.

(in millions, except per share data)	Q4 ‘03 With Shreveport	Q4 ‘03 Without Shreveport+	Q4 ‘02 Actual
Total revenues	$297.6	$263.9	$163.6
Income from operations	$40.9	$41.3	$23.0
Plus depreciation and amortization, gain/loss on disposal of assets and earnings from joint venture	$19.0	$16.5	$10.6
EBITDA*	$59.9	$57.8	$33.6
Diluted EPS	$0.21	$0.33	$0.19
Add back: After tax loss on change in fair value of interest rate swaps	—	—	$0.01
Adjusted Diluted EPS#	$0.21	$0.33	$0.20

(in millions, except per share data)	Previous Full Year ‘03 With Shreveport	REVISED Full Year ‘03 With Shreveport	Previous Full Year ‘03 Without Shreveport+	REVISED Full Year ‘03 Without Shreveport+	Full Year ‘02 Actual
Total revenues	$1,188.0	$1,163.6	$1,066.0	$1,048.0	$658.0
Income from operations	$180.0	$182.2	$178.2	$179.6	$102.1
Plus depreciation and amortization, gain/loss on disposal of assets and earnings from joint venture	$70.8	$71.1	$62.7	$63.0	$39.3
EBITDA*	$250.8	$253.3	$240.9	$242.6	$141.4
Diluted EPS	$1.20	$1.25	$1.53	$1.59	$0.79
Add back: After tax loss on change in fair value of interest rate swaps and after tax loss on early extinguishment of debt	$0.03	$0.03	$0.03	$0.03	$0.22
Adjusted Diluted EPS#	$1.23	$1.28	$1.56	$1.62	$1.01

*                 EBITDA is income from operations excluding charges for depreciation and amortization and gain/loss on disposal of assets, and is inclusive of earnings from joint venture.

#                 Adjusted Diluted EPS is Diluted EPS excluding the change in the fair value of interest rate swaps and the write-off of deferred finance fees and pre-payment fees associated with bank debt that was repaid with the proceeds of financings completed in the first quarter of 2003 and 2002.

+                 As disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, Hollywood Casino Shreveport (HCS) and Shreveport Capital Corporation, the issuers of $150 million aggregate principal amount of 13% Senior Secured Notes due 2006 and $39 million aggregate principal amount of 13% First Mortgage Notes due 2006 (together, the “Notes”), failed to make an offer to purchase the Notes as required under the indentures governing the Notes.  In addition, on August 1, 2003, HCS I, Inc., the managing general partner of HCS, announced that HCS would not make the August 1, 2003 interest payments, aggregating $12.3 million, due on the Notes.  As a result, the figures included in this column exclude Hollywood Casino Shreveport.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Property Information

(In thousands) (unaudited)

	REVENUES		EBITDA (1)
	Three Months Ended September 30,
	2003	2002	2003	2002
Charles Town Races™	$90,088	$69,267	$25,014	$18,626
Casino Rouge	25,990	26,291	7,044	6,885
Casino Magic – Bay St. Louis	27,164	24,991	5,970	5,019
Boomtown Biloxi – Biloxi	18,314	18,272	3,830	3,648
Bullwhackers (3)	7,235	6,510	974	593
Casino Rama Management Contract	4,005	3,436	3,340	3,162
Pennsylvania Racing/OTWs	24,377	26,094	2,653	3,044
Hollywood Casino – Aurora (4)	54,481	—	18,192	—
Hollywood Casino – Tunica (4)	29,501	—	4,901	—
Hollywood Casino – Shreveport (4) (5)	35,411	—	2,580	—
Earnings from Pennwood Racing, Inc. (New Jersey)	—	—	327	437
Corporate eliminations (2)	(444)	(457)	—	—
Corporate overhead	—	—	(6,126)	(3,310)
Total	$316,122	$174,404	$68,699	$38,104

	REVENUES		EBITDA (1)
	Nine Months Ended September 30,
	2003	2002	2003	2002
Charles Town Races™	$245,345	$186,869	$68,380	$49,550
Casino Rouge	81,319	78,623	23,234	20,646
Casino Magic – Bay St. Louis	80,365	72,022	17,834	14,767
Boomtown Biloxi – Biloxi	55,852	56,506	12,216	11,596
Bullwhackers (3)	19,859	11,351	2,240	1,593
Casino Rama Management Contract	9,869	8,513	8,764	7,844
Pennsylvania Racing/OTWs	75,440	79,340	9,815	10,907
Hollywood Casino – Aurora (4)	148,418	—	44,589	—
Hollywood Casino – Tunica (4)	68,963	—	11,893	—
Hollywood Casino – Shreveport (4) (5)	81,881	—	8,702	—
Earnings from Pennwood Racing, Inc. (New Jersey)	—	—	1,632	1,761
Corporate eliminations (2)	(1,263)	(1,386)	—	—
Corporate overhead	—	—	(15,849)	(10,896)
Total	$866,048	$491,838	$193,450	$107,768

(1)          EBITDA is income from operations excluding charges for depreciation and amortization and gain/loss on disposal of assets, and is inclusive of earnings from joint venture.  EBITDA does not represent net income or cash flows from operations as those terms are defined by generally accepted accounting principles.  EBITDA does not necessarily indicate whether cash flows will be sufficient to fund cash needs. A reconciliation of GAAP income from operations to EBITDA is included in the financial schedules accompanying this release.

(2)          For intracompany transactions related to import/export simulcasting.

(3)          Bullwhackers was acquired by Penn National Gaming on April 25, 2002.

(4)          Hollywood Casino – Aurora, Hollywood Casino – Tunica and Hollywood Casino – Shreveport were acquired by Penn National Gaming on March 3, 2003 and accounted for as of March 1, 2003.  In the three months ended September 30, 2002, under former ownership, Hollywood Casino – Aurora revenues were $71.6 million and EBITDA was $16.5 million; Hollywood Casino – Tunica revenues were $29.6 million and EBITDA was $5.2 million; and Hollywood Casino – Shreveport revenues were $38.6 million and EBITDA was $4.0 million.  For the purposes of comparison, the 2002 revenue figures for Hollywood Casino – Aurora, Hollywood Casino – Tunica and Hollywood Casino – Shreveport have been restated to conform with Penn National’s presentation.

Reconciliation of Diluted Earnings Per Share (GAAP) to Diluted Earnings Per Share Without Hollywood Casino - Shreveport

Three months ended September 30, 2003 (in millions, except per share data)	Penn National Gaming Consolidated (as reported GAAP)	Subtract Hollywood Casino - Shreveport	Penn National Gaming without Hollywood Casino – Shreveport
Net revenues	$316.1	$35.4	$280.7
Income from operations	$49.6	$0.1	$49.5
Depreciation and amortization	$18.5	$2.5	$16.0
EBITDA*	$68.7	$2.6	$66.1
Interest expense	$(27.3)	$(6.5)	$(20.8)
Net income	$13.6	$(4.9)#	$18.5
Diluted EPS	$0.34	$(0.12)	$0.46

*                 EBITDA is income from operations excluding charges for depreciation and amortization and gain/loss on disposal of assets, and is inclusive of earnings from joint venture.

#                 The net loss at Hollywood Casino – Shreveport excludes an after tax management fee of $0.5 million.

Reconciliation of Income From Operations (GAAP) To EBITDA

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Property Information Including Corporate Overhead

(In thousands) (unaudited)

Three Months Ended September 30, 2003

	Income from operations	Depreciation and Amortization	(Gain)/loss on disposal of assets	Earnings from joint venture	EBITDA
Charles Town Races	$20,378	$4,553	$83	$—	$25,014
Casino Rouge	5,319	1,662	63	—	7,044
Casino Magic – Bay St. Louis	3,444	2,388	138	—	5,970
Boomtown Biloxi – Biloxi	2,469	1,352	9	—	3,830
Bullwhackers (1)	701	272	1	—	974
Casino Rama Management Contract	3,340	—	—	—	3,340
Pennsylvania Racing/OTWs	1,804	849	—	—	2,653
Earnings from Pennwood Racing, Inc.	—	—	—	327	327
Hollywood Casino – Aurora (2)	15,714	2,481	(3)	—	18,192
Hollywood Casino – Tunica (2)	3,184	1,740	(23)	—	4,901
Hollywood Casino – Shreveport (2)	121	2,459	—	—	2,580
Corporate overhead	(6,839)	724	(11)	—	(6,126)
Total	$49,635	$18,480	$257	$327	$68,699

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Property Information Including Corporate Overhead

(In thousands) (unaudited)

Three Months Ended September 30, 2002

	Income from operations	Depreciation and Amortization	(Gain)/loss on disposal of assets	Earnings from joint venture	EBITDA
Charles Town Races	$15,915	$2,525	$186	$—	$18,626
Casino Rouge	5,395	1,490	—	—	6,885
Casino Magic – Bay St. Louis	2,617	2,297	105	—	5,019
Boomtown Biloxi – Biloxi	2,379	1,261	8	—	3,648
Bullwhackers (1)	451	143	(1)	—	593
Casino Rama Management Contract	3,162	—	—	—	3,162
Pennsylvania Racing/OTWs	2,196	848	—	—	3,044
Earnings from Pennwood Racing, Inc.	—	—	—	437	437
Hollywood Casino – Aurora (2)	—	—	—	—	—
Hollywood Casino – Tunica (2)	—	—	—	—	—
Hollywood Casino – Shreveport (2)	—	—	—	—	—
Corporate overhead	(4,018)	708	—	—	(3,310)
Total	$28,097	$9,272	$298	$437	$38,104

(1)          Bullwhackers was acquired by Penn National Gaming on April 25, 2002.

(2)          Hollywood Casino – Aurora, Hollywood Casino – Tunica and Hollywood Casino – Shreveport were acquired by Penn National Gaming on March 3, 2003 and accounted for as of March 1, 2003.

Reconciliation of Income From Operations (GAAP) To EBITDA

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Property Information Including Corporate Overhead

(In thousands) (unaudited)

Nine Months Ended September 30, 2003

	Income from operations	Depreciation and Amortization	(Gain)/loss on disposal of assets	Earnings from joint venture	EBITDA
Charles Town Races	$55,611	$11,931	$838	$—	$68,380
Casino Rouge	18,288	4,732	214	—	23,234
Casino Magic – Bay St. Louis	10,159	7,193	482	—	17,834
Boomtown Biloxi – Biloxi	8,150	3,950	116	—	12,216
Bullwhackers (1)	1,495	703	42	—	2,240
Casino Rama Management Contract	8,764	—	—	—	8,764
Pennsylvania Racing/OTWs	7,233	2,585	(3)	—	9,815
Earnings from Pennwood Racing, Inc.	—	—	—	1,632	1,632
Hollywood Casino – Aurora (2)	38,856	5,736	(3)	—	44,589
Hollywood Casino – Tunica (2)	7,905	3,944	44	—	11,893
Hollywood Casino – Shreveport (2)	3,053	5,649	—	—	8,702
Corporate overhead	(18,224)	2,206	169	—	(15,849)
Total	$141,290	$48,629	$1,899	$1,632	$193,450

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Property Information Including Corporate Overhead

(In thousands) (unaudited)

Nine Months Ended September 30, 2002

	Income from operations	Depreciation and Amortization	(Gain)/loss on disposal of assets	Earnings from joint venture	EBITDA
Charles Town Races	$42,678	$6,556	$316	$—	$49,550
Casino Rouge	16,283	4,342	21	—	20,646
Casino Magic – Bay St. Louis	8,484	6,076	207	—	14,767
Boomtown Biloxi – Biloxi	7,727	3,715	154	—	11,596
Bullwhackers (1)	1,344	253	(4)	—	1,593
Casino Rama Management Contract	7,844	—	—	—	7,844
Pennsylvania Racing/OTWs	8,248	2,659	—	—	10,907
Earnings from Pennwood Racing, Inc.	—	—	—	1,761	1,761
Hollywood Casino – Aurora (2)	—	—	—	—	—
Hollywood Casino – Tunica (2)	—	—	—	—	—
Hollywood Casino – Shreveport (2)	—	—	—	—	—
Corporate overhead	(13,027)	2,124	7	—	(10,896)
Total	$79,581	$25,725	$701	$1,761	$107,768

(1)          Bullwhackers was acquired by Penn National Gaming on April 25, 2002.

(2)          Hollywood Casino – Aurora, Hollywood Casino – Tunica and Hollywood Casino – Shreveport were acquired by Penn National Gaming on March 3, 2003 and accounted for as of March 1, 2003.

Reconciliation of Net Income and Net Income Per Share (GAAP) to Adjusted Net Income and Per Share Earnings

(in millions, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net income	$13,618	$9,936	$42,289	$23,238
Add back:
After tax loss on change in fair value of interest rate swaps#	—	1,557	343	3,517
After tax loss on early extinguishment of debt#	—	—	851	5,151
	—	1,557	1,194	8,668
Adjusted net income	$13,618	$11,493	$43,483	$31,906

Per share data:
Diluted net income	$0.34	$0.25	$1.04	$0.60
Add back:
After tax loss on change in fair value of interest rate swaps#	$—	$0.04	$0.01	$0.09
After tax loss on early extinguishment of debt#	$—	$—	$0.02	$0.14
	$—	$0.04	$0.03	$0.23
Adjusted diluted net income	$0.34	$0.29	$1.07	$0.83

#                 In the three months ended September 30, 2002 Penn National Gaming recorded a pre-tax charge of $2,396 for loss on change in fair values of interest rate swaps.  The after tax effect of the 2002 charge for change in fair values of interest rate swaps was $1,557 or $0.04 per diluted.

In the nine months ended September 30, 2003 Penn National Gaming recorded pre-tax charges of $527 and $1,310 for loss on change in fair values of interest rate swaps and loss on early extinguishment of debt, respectively.  The after tax effect of the 2003 charges for change in fair values of interest rate swaps and loss on early extinguishment of debt was $343 or $0.01 per diluted share and $851 or $0.02 per diluted share, respectively.

In the nine months ended September 30, 2002 Penn National Gaming recorded pre-tax charges of $5,411 and $7,924 for loss on change in fair values of interest rate swaps and loss on early extinguishment of debt, respectively.  The after tax effect of the 2002 charges for change in fair values of interest rate swaps and loss on early extinguishment of debt was $3,517 or $0.09 per diluted share and $5,151 or $0.14 per diluted share, respectively.

-income statement follows-

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Summary Consolidated Statement Of Income

(In thousands, except per share data) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenues:
Gaming	$266,663	$130,825	$723,522	$363,844
Racing	27,421	29,203	83,800	88,343
Management service fee	4,005	3,436	9,869	8,513
Food, beverage, and other revenue	39,486	17,928	101,973	51,775
Gross revenues	337,575	181,392	919,164	512,475
Less: Promotional allowances	(21,453)	(6,988)	(53,116)	(20,637)

Net revenues	316,122	174,404	866,048	491,838

Operating Expenses:
Gaming	143,502	75,567	390,914	206,020
Racing	20,454	21,556	61,375	64,607
Food, beverage, and other expenses	29,075	10,319	74,273	30,616
General and administrative	54,976	29,594	149,567	85,289
Depreciation and amortization	18,480	9,271	48,629	25,725
Total operating expenses	266,487	146,307	724,758	412,257

Income from operations	49,635	28,097	141,290	79,581

Other income (expense):
Interest expense	(27,710)	(10,631)	(71,948)	(31,378)
Interest income	435	372	1,352	1,223
Earnings from joint venture	327	437	1,632	1,761
Other	(696)	25	(2,138)	(78)
Loss on change in fair value of interest
rate swaps	—	(2,396)	(527)	(5,411)
Loss on early extinguishment of debt	—	—	(1,310)	(7,924)
Total other expenses	(27,644)	(12,193)	(72,939)	(41,807)

Income before income taxes	21,991	15,904	68,351	37,774

Taxes on income	8,373	5,968	26,062	14,536

Net income	$13,618	$9,936	$42,289	$23,238

Per share data:
Basic net income	$0.35	$0.25	$1.07	$0.62
Diluted net income	$0.34	$0.25	$1.04	$0.60

Weighted shares outstanding:
Basic	39,214	39,115	39,408	37,304
Diluted	40,388	40,225	40,525	38,672

-more-

Reconciliation of Non-GAAP Measures to GAAP

Adjusted net income (and diluted per share earnings) is presented solely as a supplemental disclosure because management believes that it is a widely used measure of performance, and a principal basis for valuation of gaming companies, as this measure is considered by many to be a better measure of the Company’s operating results than GAAP net income.  A reconciliation of GAAP net income and per share earnings to adjusted net income and adjusted diluted per share earnings is included in the financial schedules accompanying this release.

EBITDA or earnings before interest, taxes, depreciation and amortization, loss on change in fair value of interest rate swaps and gain/loss on disposal of assets and inclusive of earnings from joint venture, is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles.  EBITDA information is presented solely as a supplemental disclosure because management believes that it is a widely used measure of such performance in the gaming industry.  EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities, as a measure of liquidity, or as any other measure of performance determined in accordance with generally accepted accounting principles.  The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA.  It should also be noted that other gaming companies that report EBITDA information may calculate EBITDA in a different manner than the Company.  A reconciliation of GAAP income from operations to EBITDA is included in the financial schedules accompanying this release.

Penn National is hosting a conference call and simultaneous webcast at 10:00 am EDT today, both of which are open to the general public.  The conference call number is 212/231-6041 or 415/537-1953; please call five minutes in advance to ensure that you are connected prior to the presentation.  Questions and answers will be reserved for call-in analysts and investors.  Interested parties may also access the live call on the Internet at www.companyboardroom.com or www.fulldisclosure.com; allow 15 minutes to register and download and install any necessary software.  Following its completion, a replay of the call can be accessed until November 6, by dialing 800/633-8284 or 402/977-9140 (international callers).  The access code for the replay is 21162112.  A replay of the call can also be accessed for thirty days on the Internet via www.companyboardroom.com or www.fulldisclosure.com.  This press release, which includes financial information to be discussed by management during the conference call and disclosure and reconciliation of non-GAAP financial measures, is available on the Company’s web site, www.pngaming.com in the “Recent News” section.

Penn National Gaming owns and operates: three Hollywood Casino properties located in Aurora, Illinois, Tunica, Mississippi and Shreveport, Louisiana; Charles Town Races & Slots™ in Charles Town, West Virginia; two Mississippi casinos, the Casino Magic - Bay St. Louis hotel, casino, golf resort and marina in Bay St. Louis and the Boomtown Biloxi casino in Biloxi; the Casino Rouge, a riverboat gaming facility in Baton Rouge, Louisiana and the Bullwhackers casino properties in Black Hawk, Colorado. Penn National also owns two racetracks and eleven off-track wagering facilities in Pennsylvania; the racetrack at Charles Town Races & Slots in West Virginia; a 50% interest in the Pennwood Racing Inc. joint venture which owns and operates Freehold Raceway in New Jersey; and operates Casino Rama, a gaming facility located approximately 90 miles north of Toronto, Canada, pursuant to a management contract.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results may vary materially from expectations.  Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from the Company’s expectations.  Meaningful factors which could cause actual results to differ from expectations include, but are not limited to, risks related to the following: successful completion of capital projects; the activities of the Company’s competitors; the existence of attractive acquisition candidates; the Company’s ability to maintain regulatory approvals for its existing businesses and to receive regulatory approvals for its new businesses; the passage of state or federal legislation that would expand, restrict, further tax or prevent gaming operations in the jurisdictions in which the Company operates; the Company’s dependence on key personnel; the Company’s inability to realize the benefits of the integration of Hollywood Casino Corporation or any other acquired entity; the maintenance of agreements with the Company’s horsemen and pari-mutuel clerks; the impact of terrorism and other international hostilities and other factors as discussed in the Company’s filings with the United States Securities and Exchange Commission.  The Company does not intend to update publicly any forward-looking statements except as required by law.

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